Exhibit 99.1

MYJOJO, INC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (unaudited)

(in thousands, except per share information)

	September 30,	December 31,
	2020	2019
ASSETS

CURRENT ASSETS
Cash	$3,182	$4,537
Accounts receivable	17,142	9,440
Inventory	27,894	17,960
Prepaid expenses and other current assets	4,385	3,013
TOTAL CURRENT ASSETS	52,603	34,950

Property, plant and equipment, net	13,822	8,238

Deferred taxes	189	227

Other assets	104	481

TOTAL ASSETS	$66,718	$43,896

LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES
Accounts payable	$30,783	$17,037
Accrued expenses	2,354	724
Distribution payable	2,485	1,868
Line of credit	19,745	10,054
Notes payable to related parties, current portion	188	357
Notes payable, current portion	514	610
Other current liabilities	481	65
TOTAL CURRENT LIABILITIES	56,550	30,715

Notes payable to related parties, net of current portion	-	443
Notes payable, net of current portion	2,274	2,662
TOTAL LIABILITIES	58,824	33,820

COMMITMENTS AND CONTINGENCIES (See Note 15)

REDEEMABLE NONCONTROLLING INTEREST (See Note 3)	$43,900	$6,930

STOCKHOLDERS’ EQUITY (DEFICIT)
Common units	1	1
Additional paid in capital	-	2,316
Accumulated other comprehensive loss	(984)	(692)
Retained earnings (deficit)	(36,675)	1,265
Total equity (deficit) attributable to Myjojo, Inc.	(37,658)	2,890
Noncontrolling interest	1,652	256
TOTAL STOCKHOLDER’S EQUITY (DEFICIT)	(36,006)	3,146

TOTAL LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND STOCKHOLDERS’ EQUITY (DEFICIT)	$66,718	$43,896

MYJOJO, INC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE INCOME (LOSS) (unaudited)
(in thousands, except per share information)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
REVENUE	$40,962	$24,786	$108,896	$58,117

COST OF GOODS SOLD	37,180	20,276	92,126	48,263

GROSS PROFIT	3,782	4,510	16,770	9,854

Sales and marketing expenses	894	243	2,673	552
General and administrative expenses	6,293	2,111	8,972	5,040
TOTAL OPERATING EXPENSES	7,187	2,354	11,645	5,592

INCOME (LOSS) FROM OPERATIONS	(3,405)	2,156	5,125	4,262

Interest expense	(188)	(155)	(569)	(493)
Other income	825	-	1,113	-

INCOME (LOSS) BEFORE PROVISION FOR INCOME TAXES	(2,768)	2,001	5,669	3,769

PROVISION FOR INCOME TAXES	492	162	1,775	346

NET INCOME (LOSS)	(3,260)	1,839	3,894	3,423

LESS: INCOME (LOSS) ATTRIBUTABLE TO NONCONTROLLING INTERESTS	(160)	352	1,201	532

NET INCOME (LOSS) ATTRIBUTABLE TO MYJOJO, INC.	$(3,100)	$1,487	$2,693	$2,891

NET INCOME (LOSS) PER UNIT
Basic and diluted	$(376.68)	$180.72	$327.22	$351.30

WEIGHTED AVERAGE COMMON UNITS
Basic and diluted	8,230	8,230	8,230	8,230

OTHER COMPREHENSIVE LOSS, NET OF TAX

Foreign currency translation adjustments	(584)	(192)	(201)	(212)

Total other comprehensive loss, net of tax	(584)	(192)	(201)	(212)

Comprehensive income (loss)	(3,844)	1,647	3,693	3,211
Less: income (loss) attributable to the noncontrolling interest	57	(4)	91	1
Comprehensive income (loss) attributable to Myjojo, Inc. shareholder	(3,901)	1,651	3,602	3,210

 MYJOJO, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT) (unaudited)
(in thousands)

	Three Months Ended
	Redeemable	Myjojo, Inc.	Myjojo, Inc.
	Noncontrolling	Common	Common	Additional	Accumulated	Retained
	Interest	Units	Units	Paid-In	Comprehensive	Earnings	Noncontrolling
	Amount	Number	Amount	Capital	Income (Loss)	(Deficit)	Interests	Total
BALANCE AS OF JULY 1, 2019	$5,010	8,230	$1	$2,316	$(536)	$1,025	$18	$2,824

REORGANIZATION TRANSACTION (Note 1)	-	-	-	-	-	-	-	-

FOREIGN CURRENCY TRANSLATION ADJUSTMENT	-	-	-	-	(188)	-	(4)	(192)

DISTRIBUTIONS	-	-	-	-	-	(703)	-	(703)

ACCRETION OF REDEEMABLE NONCONTROLLING INTEREST TO REDEMPTION VALUE	728	-	-	(728)	-	-	-	(728)

NET INCOME	$232	-	$-	$-	$-	$1,487	$120	$1,607

BALANCE AS OF SEPTEMBER 30, 2019	$5,970	8,230	$1	$1,588	$(724)	$1,809	$134	$2,808

BALANCE AS OF JULY 1, 2020	$43,900	8,230	$1	$-	$(343)	$(28,853)	$1,313	$(27,882)

FOREIGN CURRENCY TRANSLATION ADJUSTMENT	-	-	-	-	(641)	-	57	(584)

DISTRIBUTIONS	-	-	-	-	-	(4,280)	-	(4,280)

ACCRETION OF REDEEMABLE NONCONTROLLING INTEREST TO REDEMPTION VALUE	442	-	-	-	-	(442)	-	(442)

NET INCOME (LOSS)	$(442)	-	$-	$-	$-	$(3,100)	$282	$(2,818)

BALANCE AS OF SEPTEMBER 30, 2020	$43,900	8,230	$1	$-	$(984)	$(36,675)	$1,652	$(36,006)

 MYJOJO, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT) (unaudited)
(in thousands)

	Nine Months Ended
	Stockholders’ Equity (Deficit)
	Redeemable	Ittella International, Inc	Ittella International, Inc	Myjojo, Inc.	Myjojo, Inc.
	Noncontrolling	Common	Common	Common	Common	Additional	Accumulated	Retained
	Interest	Shares	Shares	Units	Units	Paid-In	Comprehensive	Earnings	Noncontrolling
	Amount	Number	Amount	Number	Amount	Capital	Income (Loss)	(Deficit)	Interests	Total
BALANCE AS OF JANUARY 1, 2019	$-	2,000	$1	-	$-	$1,263	$(511)	$109	$(104)	$758

CAPITAL CONTRIBUTION APRIL 15, 2019	6,000	-	-	-	-	-	-	-	-	-

ATTRIBUTION OF NET ASSETS NONCONTROLLING INTEREST (Note 3)	(1,053)	-	-	-	-	1,053	-	-	-	1,053

REORGANIZATION TRANSACTION (Note 1)	-	(2,000)	(1)	8,230	1	-	-	-	-	-

FOREIGN CURRENCY TRANSLATION ADJUSTMENT	-	-	-	-	-	-	(213)	-	1	(212)

DISTRIBUTIONS	-	-	-	-	-	-	-	(1,191)	-	(1,191)

ACCRETION OF REDEEMABLE NONCONTROLLING INTEREST TO REDEMPTION VALUE	728	-	-	-	-	(728)	-	-	-	(728)

NET INCOME	$295	-	$-	-	$-	$-	$-	$2,891	$237	$3,128

BALANCE AS OF SEPTEMBER 30, 2019	$5,970	-	$-	8,230	$1	$1,588	$(724)	$1,809	$134	$2,808

BALANCE AS OF JANUARY 1, 2020	$6,930	-	$-	8,230	$1	$2,316	$(692)	$1,265	$256	$3,146

CAPITAL CONTRIBUTIONS	-	-	-	-	-	-	-	-	355	355

FOREIGN CURRENCY TRANSLATION ADJUSTMENT	-	-	-	-	-	-	(292)	-	91	(201)

DISTRIBUTIONS	-	-	-	-	-	-	-	(6,230)	-	(6,230)

ACCRETION OF REDEEMABLE NONCONTROLLING INTEREST TO REDEMPTION VALUE	36,719	-	-	-	-	(2,316)	-	(34,403)	-	(36,719)

NET INCOME	$251	-	$-	-	$-	$-	$-	$2,693	$950	$3,643

BALANCE AS OF SEPTEMBER 30, 2020	$43,900	-	$-	8,230	$1	$-	$(984)	$(36,675)	$1,652	$(36,006)

MYJOJO, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

(in thousands)

	Nine Months Ended
	Sept 30,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$3,894	$3,423
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	693	477
Bad debt expense	-	(1)
Accretion of debt financing costs	34	34
Unrealized forward contract gains	(728)	-
Changes in operating assets and liabilities:
Accounts receivable	(7,702)	(2,871)
Inventory	(9,934)	(4,018)
Prepaid expenses and other assets	(289)	(468)
Accounts payable	13,746	384
Accrued expenses	1,630	438
Other current liabilities	416	25
Net cash provided by (used in) operating activities	1,820	(2,577)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(5,957)	(2,176)
Proceeds from the sale of property, plant and equipment	36	14
Net cash used in investing activities	(5,921)	(2,162)

CASH FLOWS FROM FINANCING ACTIVITIES
Borrowings of line of credit	9,657	1,778
Borrowings of notes payable to related parties	32	329
Repayments of notes payable to related parties	(644)	(210)
Borrowings of notes payable	28	763
Repayments of notes payable	(512)	(538)
Capital contributions	355	6,001
Payment of distribution	(5,613)	-
Net cash provided by financing activities	3,303	8,123

NET INCREASE IN CASH	(798)	3,385
EFFECT OF EXCHANGE RATE ON CASH	(557)	(173)

CASH AT BEGINNING OF YEAR	$4,537	$336

CASH AT END OF NINE MONTHS	$3,182	$3,548

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the six months for:
Interest	$237	$152
Income taxes	$16	$-
Noncash financing activities
Distributions	$617	$1,192

MYJOJO, INC. AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(in thousands, except per share and share information)

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations. Myjojo, Inc. (California) was incorporated under the laws of the state of California on February 26, 2019 as a S-corporation to facilitate the corporate reorganization of Ittella International, Inc. which was formed as a pass-through entity. On March 27, 2019, the sole shareholder of Ittella International, Inc. contributed his 2,000 shares to Myjojo, Inc. (California), becoming the sole stockholder. Ittella International, Inc. converted to a limited liability company, Ittella International, LLC (“Ittella International”) on April 10, 2019. On April 15, 2019 a financial institution acquired a 12.5% noncontrolling membership interest in Ittella International (See Note 3).

Ittella’s Chef was incorporated under the laws of the state of California on July 20, 2017 as a Qualified Subchapter S subsidiary and is a wholly-owned subsidiary of Ittella International. Ittella’s Chef was formed as a pass-through entity for purposes of holding Ittella International’s 70% ownership interest in Ittella Italy, S.R.L. (“Ittella Italy”). On March 15, 2019, Ittella’s Chef was converted to a limited liability company, Ittella’s Chef, LLC (“Ittella’s Chef”).

On May 21, 2020, Myjojo, Inc. (Delaware) was formed. Myjojo, Inc. (Delaware) is authorized to issue 20,000 shares of common stock of $.001 par value. The sole stockholder of Myjojo, Inc. (Delaware) received 230 shares issued upon formation. On May 27, 2020, Myjojo, Inc. (California) was merged into Myjojo Inc. (Delaware), and Myjojo, Inc. (Delaware) issued 8,000 shares of common stock to the sole stockholder of Myjojo, Inc. (California).

In June 2020, Myjojo, Inc. (Delaware) entered into a merger agreement (the “Merger Agreement”) with Forum Merger II Corporation (“Forum”), a special purpose acquisition company. Under the terms of the Merger Agreement, the existing stockholders of Myjojo, Inc. (“Delaware”) will have their equity interests converted into the right to receive Forum Common Stock and cash consideration with a combined value of approximately $420 million. In addition, Forum Class B Common Stock will automatically convert into shares of Forum Common Stock. Myjojo, Inc. (Delaware) will become a wholly-owned subsidiary of Forum. As discussed in Note 17, the merger was consummated on October 15, 2020 (the “Business Combination”).

Myjojo, Inc. (Delaware) and its subsidiaries, Ittella International, Ittella’s Chef, and Ittella Italy, S.R.L. (collectively, the “Company”) are principally engaged in the manufacturing of plant-based meals and snacks including, but not limited to, acai and smoothie bowls, zucchini spirals, riced cauliflower, vegetable bowls and cauliflower crust pizza primarily in the United States and Italy.

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. The Company has elected to use the extended transition period for complying with new or revised accounting standards and as a result of this election, its consolidated financial statements may not be comparable to companies that comply with public company effective dates. The Company may take advantage of these exemptions up until the last day of the fiscal year following the fifth anniversary of an offering or such earlier time that it is no longer an emerging growth company.

Basis of Consolidation. The consolidated financial statements include the accounts of the Company and its subsidiaries in which the Company has a controlling interest directly or indirectly, and variable interest entities (“VIEs”) for which the Company is the primary beneficiary. All significant intercompany accounts and transactions have been eliminated in consolidation.

Noncontrolling interests in Ittella Italy represent the capital contributions and portion of the earnings that are not within the Company’s control and are required to be reported separately within stockholders’ equity.

MYJOJO, INC. AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(in thousands, except per share and share information)

The redeemable noncontrolling interest in Ittella International is presented outside of stockholders’ equity within mezzanine equity due to an embedded conversion put option which entitles the holder to put its common units back to Ittella International at a future date (see Note 3). Income from noncontrolling interests is shown separately within the consolidated statement of operations.

Basis of Presentation. These unaudited condensed consolidated financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) and in accordance with generally accepted accounting principles in the United States of America (“GAAP”) for interim financial information. The accompanying condensed consolidated financial statements and notes are unaudited. These unaudited condensed consolidated financial statements and notes should be read in conjunction with the audited consolidated financial statements and accompanying notes for the year ended December 31, 2019. In management’s opinion, all necessary adjustments for a fair presentation of the results for the interim periods presented have been made and are of a recurring nature. The results for the nine months ended September 30, 2020 are not necessarily indicative of the results expected for the full fiscal year or any other interim period.

Cash. The Company’s cash may be in excess of amounts insured by the Federal Deposit Insurance Corporation. The Company has not experienced any losses in these accounts.

Foreign Currency. The Company’s functional currency is the U.S. dollar for its U.S. entities. Ittella Italy’s functional currency is the Euro. Transactions in currency other than the functional currency are recognized at the rates of exchange prevailing at the dates of the transaction. Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency of each entity are included in the results of operations in income from operations as incurred.

The accompanying consolidated financial statements are expressed in U.S. dollars. Assets and liabilities of foreign operations are translated at period-end rates of exchange. Revenues, costs and expenses are translated at average rates of exchange prevailing during the period. Equity adjustments resulting from translating foreign currency financial statements are accumulated as a separate component of stockholders’ equity.

The Company conducts business globally and is therefore exposed to adverse movements in foreign currency exchange rates, specifically the Euro to US dollar. To limit the exposure related to foreign currency changes, the Company entered into foreign currency exchange forward contracts starting in 2020. The Company does not enter into such contracts for speculative purposes.

In July 2020, the Company entered into a trading facility with a maximum notional amount of $30 million. Under this facility the Company has 14 open foreign exchange forward contract instruments to purchase a specific amount of funds in Euros and to settle, on an agreed-upon future date, in a corresponding amount of funds in U.S. dollars.

These derivatives are not designated as hedging instruments. Gains and losses on the contracts are included in other income (loss), net, and substantially offset foreign exchange gains and losses from the short term effects of foreign currency fluctuations on assets and liabilities, such as inventory purchases, receivables and payables, denominated in currencies other than the functional currency of the reporting entity. These derivative instruments generally have maturities of up to nine months.

During the three and nine-month period ended September 30, 2020, the Company entered into foreign currency exchange forward contracts to purchase €16.54 million and €37.79 million, respectively. The notional amounts of these derivatives are $19.43 million and $42.81 million during the three and nine-month periods ending September 30, 2020, respectively.

MYJOJO, INC. AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(in thousands, except per share and share information)

Accounts Receivable. Trade receivables are customer obligations due under normal trade terms requiring payment generally within 7 to 45 days from the invoice date. The Company’s allowance for doubtful receivables is based on an analysis that estimates the amount of its total customer receivable balance that is not collectible. This analysis includes assessing a default probability to customers’ receivable balances, which is influenced by several factors, including (i) current market conditions, (ii) periodic review of customer credit worthiness, and (iii) review of customer receivable aging and payment trends.

Inventory. Inventory consists of raw materials, packaging materials, work in process and finished goods. Inventories are carried at the lower of cost or net realizable value on a weighted average basis. Inventory is initially measured at cost and consists of the sum of the applicable expenditures and charges directly and indirectly incurred to bring products to their existing condition and location. These costs can include purchase costs and any other charges necessary to prepare the items for production. For work in process and finished goods, these costs normally include those incurred directly or indirectly in the production of inventory (i.e., direct labor and production overheads or conversion costs), and other expenses (i.e. inbound freight, transportation and handling charges, taxes and duties).

Overhead costs are allocated to the units produced within the reporting period, while abnormal costs are charged to current operations as incurred. The Company monitors the remaining utility of its inventory and writes down inventory for excess or obsolescence as appropriate.

Property, Plant and Equipment. Property, plant and equipment is stated at cost less accumulated depreciation and amortization. Depreciation and amortization of property, plant and equipment is calculated using the straight-line method over a period considered adequate to amortize the total cost over the useful lives of the assets, which range from 5 to 7 years for machinery and equipment, 5 to 7 years for furniture and fixtures, and 3 to 5 years for computer equipment. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful life of the improvements. Repairs and maintenance are expensed as incurred. Renewals and enhancements are capitalized and depreciated over the remaining life of the specific property unit. When the Company retires or disposes of property, plant or equipment, the cost and accumulated depreciation are removed from the Company’s accounts and any resulting gain or loss is reflected in the consolidated statements of operations.

Long-Lived Assets. Long-lived assets are reviewed for impairment at the asset group level whenever events or changes in circumstances indicate that the carrying amount of such asset group may not be recoverable. Recoverability of assets within an asset group to be held and used is measured by a comparison of the carrying amount of an asset group to the future undiscounted net cash flows expected to be generated by the asset group. If such asset groups are considered to be impaired, the impairment to be recognized is based upon their fair value. No impairment was recorded during the nine-month periods ended September 30, 2020 and 2019.

Fair Value of Financial Instruments. Certain assets and liabilities are required to be recorded at fair value on a recurring basis. Fair value is determined based on the exchange price that would be received for an asset or transferred for a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants. The carrying amounts of cash, accounts receivables, accounts payable and certain notes payable approximate fair value because of the short maturity and/or variable rates associated with these instruments. Long-term debt as of September 30, 2020 and December 31, 2019 approximates its fair value as the interest rates are indexed to market rates. The Company categorizes the inputs to the fair value measurements into three levels based on the lowest level input that is significant to the fair value measurement in its entirety. These levels are:

Level 1	-	Inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company is able to access at the measurement date.

Level 2	-	Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, and can reference interest rates, yield curves, implied volatilities and credit spreads.

Level 3	-	Inputs are unobservable data points for the asset or liability, and include situations where there is little, if any, market activity for the asset or liability.

MYJOJO, INC. AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(in thousands, except per share and share information)

Revenue Recognition. The Company recognizes revenue in accordance with Accounting Standards Codification (“ASC”) Topic 606. The Company’s principal business is the manufacturing of plant-based meals and snacks including, but not limited to, acai and smoothie bowls, zucchini spirals, riced cauliflower, vegetable bowls and cauliflower crust pizza primarily in the United States and Italy. Revenue recognition is completed on a point in time basis when product control is transferred to the customer. In general, control transfers to the customer when the product is shipped or delivered to the customer based upon applicable shipping terms. Customer contracts generally do include more than one performance obligation and the performance obligations in the Company’s contracts are satisfied within one year. No payment terms beyond one year are granted at contract inception.

The Company disaggregates revenue based on the type of products sold to its customers - private label, Tattooed Chef and other. The other revenue stream constitutes sale of similar food products directly to customers through a third-party vendor and the Company acts as a principal in these transactions.

Most contracts also include some form of variable consideration. The most common forms of variable consideration include discounts and demonstration costs. Variable consideration is treated as a reduction in revenue when product revenue is recognized. Depending on the specific type of variable consideration, the Company uses either the expected value or most likely amount method to determine the variable consideration. The Company reviews and updates its estimates and related accruals of variable consideration each period based on the terms of the agreements, historical experience, and any recent changes in the market.

The Company does not have significant unbilled receivable balances arising from transactions with customers. The Company does not capitalize contract inception costs, as contracts are one year or less and the Company does not incur significant fulfillment costs requiring capitalization. Deferred revenue was $0.40 million and $ 0.00 million as of September 30, 2020 and December 31, 2019, respectively.

The Company recognizes shipping and handling costs as fulfillment cost and includes in cost of goods sold upon delivery of the product to the customer.

Sales and Marketing Expenses. The Company expenses costs associated with sales and marketing as incurred. Sales and marketing expenses were $0.89 million and $2.67 million for the three and nine months ended September 30, 2020 and $0.24 million and $0.55 million for the three and nine months ended September 2019, respectively, and are included in operating expenses in the consolidated statements of operations and comprehensive income.

Interest Expense. Interest expense includes interest primarily related to the amortization of deferred financing costs, the Company’s notes payable and line of credit.

Deferred Financing Costs. Deferred financing costs include fees associated with the Company’s line of credit agreement. Such fees are amortized on a straight-line basis over the term of the related line of credit agreement as a component of interest expense, which approximates the effective interest rate method, in accordance with the terms of the agreement. Deferred financing costs, net were $0.08 million and $0.05 million at September 30, 2020 and December 31, 2019, respectively, and are recorded as a component of other assets in the accompanying consolidated balance sheets. Amortization expense of deferred financing costs was $0.01 million and $0.03 million during the three and nine months ended September 30, 2020 and $0.01 million and $0.03 million during the three and nine months ended September 2019, respectively.

MYJOJO, INC. AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(in thousands, except per share and share information)

Income Taxes. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

The Company’s sole stockholder elected to be taxed as an S corporation for federal and state income tax purposes. Accordingly, the taxable income of the Company for federal and certain state tax purposes is attributed to, and reported by, its stockholder. The Company is subject to state franchise tax and entity-level income tax for California purposes. The Company accrues for tax distributions to be paid to the stockholder.

Ittella International was an S-Corp and became a limited liability company in April 2019 for U.S. federal income tax purposes, Ittella International is treated as a partnership. Accordingly, the taxable income of Ittella International for federal and state tax purposes is attributed to, and reported by, its members. Ittella International is subject to the centralized partnership audit regime enacted as part of the Bipartisan Budget Act of 2015.

Ittella Italy S.R.L. is subject to income tax applicable to its income derived from Italy.

Accumulated Other Comprehensive Loss. Accumulated other comprehensive loss is defined as the change in equity resulting from transactions from non-owner sources. Other comprehensive income consisted of gains and losses associated with changes in foreign currency as a result of the translation of the financial results of the Company’s Italian subsidiaries.

Net Income (Loss) Per Share. Basic net income (loss) per share is computed as net income (loss) attributable to Myjojo, Inc. divided by the weighted average number of common shares outstanding during each period. Diluted income (loss) per share reflects the potential dilution that could occur from common shares issuable through stock options.

For the nine months ended September 30, 2020 and 2019, basic and diluted net income (loss) per share have been retroactively adjusted to reflect the reorganization transactions of Myjojo, Inc. described in Note 1.

Use of Estimates. The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“US GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates.

Concentrations of Credit Risk. The Company grants credit, generally without collateral, to customers primarily in the United States. Consequently, the Company is subject to potential credit risk related to changes in business and economic factors in this geographical area. Management believes that the Company’s contract acceptance, billing and collection policies are adequate to limit potential credit risk. Three customers accounted for approximately 87% of the Company’s revenue during both the three and nine months ended September 30, 2020. Four customers accounted for more than 87% and 86% of the Company’s revenue during the three and nine months ended September 30, 2019. Three customers accounted for more than 86% and 81% of the Company’s accounts receivable during the period ended September 30, 2020 and December 31, 2019, respectively. No external supplier accounted for more than 10% of the Company’s cost of goods sold in the three and nine months ended September 30, 2020 and 2019.

MYJOJO, INC. AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(in thousands, except per share and share information)

Customers accounting for more than 10% of the Company’s accounts receivable as of September 30, 2020 and December 31, 2019 were:

Customer	September 30, 2020	December 31, 2019
Customer A	34%	13%
Customer B	12%	11%
Customer C	40%	57%

Segment Information. The Company manages its operations on a company-wide basis as one operating segment, thereby making determinations as to the allocation of resources to the business as a whole rather than on a segment-level basis. Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the Chief Operating Decision Maker (“CODM”) in making decisions regarding resource allocation and assessing performance. The Company has determined that its Chief Executive Officer is the CODM. To date, the Company’s CODM has made such decisions and assessed performance at the Company-level.

All of the Company’s products are sold from the United States to customers.

Long-lived assets consist of property, plant and equipment. The geographic location of long-lived assets is as follows:

Long Lived Assets	September 30, 2020	December 31, 2019
Italy	$7,298	$2,292
United States	6,524	5,946
Total	$13,822	$8,238

COVID-19 Pandemic - The novel coronavirus (“COVID-19”), which was categorized by the World Health Organization as a pandemic in March 2020, continues to significantly impact the United States and the rest of the world. Although the COVID-19 pandemic and the measures taken to reduce its transmission, such as the imposition of social distancing and the order to work-from-home and/or shelter-in-place in many states including California, have altered the Company’s business environment and the overall working conditions.

Despite partial remote working conditions, the Company’s business activities have continued to operate with minimal interruptions. As of the date of these financials, the Company’s operations are deemed “essential,” largely due to the Company’s business’s support of many important sectors of the economy, including food and beverage, and thus the Company’s facilities are all currently open and operating. The Company continues to monitor the situation.

Management acknowledges that events that adversely affect the Company’s suppliers could impair its ability to obtain raw material inventory in the quantities or of a quality the Company desires. The Company currently sources most of its raw materials from Italy. Though the Company is not dependent on any single Italian grower for its supply of a certain crop, events generally affecting these growers could adversely affect the Company’s business. Such events include problems with the Company’s suppliers’ businesses, finances, labor relations, ability to import raw materials, product quality issues, costs, production, insurance and reputation, as well as disease outbreaks or pandemics (such as the recent COVID-19 pandemic), acts of war, terrorism, natural disasters, fires, earthquakes, weather, flooding or other catastrophic occurrences. While the Company continuously seeks alternative sources of raw materials, but it may not be successful in diversifying the raw materials it uses in its products.

MYJOJO, INC. AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(in thousands, except per share and share information)

If the Company needs to replace an existing supplier, there can be no assurance that supplies of raw materials will be available when required on acceptable terms, or at all, or that a new supplier would allocate sufficient capacity to the Company in order to meet requirements, fill orders in a timely manner or meet quality standards. Additionally, the Company believes there are a limited number of competent, high-quality suppliers in the industry that can meet the Company’s strict quality and control standards. If the Company is unable to manage its supply chain effectively and ensure that its products are available to meet consumer demand, operating costs could increase, and sales and profit margins could decrease.

On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) has been enacted. The CARES Act, among other things, includes provisions relating to refundable payroll tax credits, deferment of employer side social security payments, net operating loss carryback periods, alternative minimum tax credit refunds, modifications to the net interest deduction limitations, increased limitations on qualified charitable contributions and technical corrections to tax depreciation methods for qualified improvement property. It also appropriated funds for the SBA Paycheck Protection Programs that are forgivable in certain situations to promote continued employment, as well as Economic Injury Disaster Loans to provide liquidity to small businesses harmed by COVID-19. The Company has elected not to apply for a Paycheck Protection Program loan and is actively monitoring the impact of the CARES Act. The CARES Act did not have a material impact on the Company’s financial condition, results of operations or cash flows.

The extent to which this pandemic will adversely impact the Company’s business, financial condition and results of operations is dependent upon various factors, many of which are highly uncertain and outside the control of the Company.

2.	RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

In December 2019, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“ASU 2019-12”), as part of its overall simplification initiative to reduce costs and complexity of applying accounting standards while maintaining or improving the usefulness of the information provided to users of financial statements. Amendments include removal of certain exceptions to the general principles of Topic 740, Income Taxes, and simplification in several other areas.

ASU 2019-12 is effective for annual reporting periods beginning after December 15, 2020, and interim periods therein. The Company is currently evaluating the impact of ASU 2019-12 on the consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases. ASU 2016-02 requires a lessee to recognize right of use asset and lease liability for all leases with lease terms of more than 12 months, along with additional qualitative and quantitative disclosures. ASU 2016-02 is effective for the Company beginning January 1, 2022, with early adoption permitted. Companies may adopt this guidance using a modified retrospective approach for leases that exist or are entered into after the beginning of the earliest comparative period in the financial statements. In July 2018, the FASB issued ASU No. 2018-11, Leases (Topic 842): Targeted Improvements, which provides the option of an additional transition method that allows entities to initially apply the new lease guidance at the adoption date and recognize a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption, rather than as of the earliest period presented. In transition, entities may also select a package of practical expedients that must be applied in its entirety to all leases commencing before the effective date, unless the lease was modified, to not reassess (a) the existence of a lease, (b) lease classification or (c) determination of initial direct costs, which effectively allows entities to carryforward accounting conclusions under previous U.S. GAAP. The Company is currently evaluating the impact the adoption of Topic 842 will have on its consolidated financial statements.

MYJOJO, INC. AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(in thousands, except per share and share information)

In June 2016, the FASB issued ASU No. 2016-13 (“ASU 2016-13”) regarding Accounting Standards Codification (“ASC”) Topic 326, Financial Instruments - Credit Losses, which modifies the measurement of expected credit losses of certain financial instruments. The Company will be required to use a forward-looking expected credit loss model for accounts receivables, loans, and other financial instruments. The amendments will become effective for the Company for periods beginning after December 15, 2022. Adoption of the standard will be applied using a modified retrospective approach. The Company is currently evaluating the impact the adoption of ASU 2016-13 will have on its consolidated financial statements.

In March 2020, the FASB issued ASU 2020-04, Facilitation of the Effects of Reference Rate Reform on Financial Reporting, which provides temporary accounting relief for contract modifications to ease the financial reporting burdens related to the expected market transition from LIBOR and other interbank offered rates to a new alternative reference rate. Interest on borrowings under the Company’s revolving credit facility is calculated based upon LIBOR. ASU 2020-04 can be applied as of the beginning of the interim period that includes March 12, 2020 or any date thereafter. ASU 2020-04 will generally no longer be available to apply after December 31, 2022. The Company is currently evaluating the impact this guidance may have on its consolidated financial statements.

In August 2020, the FASB issued ASU No. 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which address issues identified as a result of the complexity associated with applying generally accepted accounting principles for certain financial instruments with characteristics of liabilities and equity. This amendment is effective for public business entities that meet the definition of a Securities and Exchange Commission (SEC) filer, excluding entities eligible to be smaller reporting companies as defined by the SEC, for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The Company is currently evaluating the impact this guidance may have on its consolidated financial statements.

3.	Redeemable noncontrolling interest

On April 15, 2019, UMB Capital Corporation (“UMB”) contributed $6.00 million to acquire 6,000 units for 12.5% ownership interest in Ittella International. The Company incurred issuance costs of $0.13 million resulting in net consideration received of $5.87 million.

Per the terms of Ittella International’s operating agreement, UMB is provided with a put right which may cause Ittella International to purchase all, but not less than all of UMB units upon notice (“Put Notice”). UMB can provide the Put Notice to Ittella International at any time for any reason after April 15, 2024. If Ittella International does not accept the price proposed in the Put Notice, the consideration to be paid by Ittella International to UMB for the units that are the subject of the Put Notice will be the fair market value of the units as established by a third party appraisal, subject to a floor for the fair value at 85%. If the fair value is less than 85% of the consideration proposed by UMB in their Put Notice, UMB may choose to abandon the transfer. The put right constitutes a redemption feature and therefore UMB’s noncontrolling interest (the “Redeemable Noncontrolling Interest”) is classified as temporary equity (mezzanine) in the accompanying consolidated financial statements.

The Redeemable Noncontrolling Interest is initially measured at fair value, which has been determined by the Company to equal the consideration received from UMB, net of transaction costs.

MYJOJO, INC. AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(in thousands, except per share and share information)

The Redeemable Noncontrolling Interest is not redeemable until April 2024; however, it is probable of becoming redeemable with the passage of time. Therefore, the subsequent measurement of the Redeemable Noncontrolling Interest at each reporting date is determined as the higher of (1) the initial carrying amount, increased or decreased for the redeemable noncontrolling interest’s share of net income or loss and other comprehensive income, or (2) the redemption value, which is determined to be fair value per the terms of Ittella International’s operating agreement above. In determining the measurement method of redemption value, the Company has elected to accrete changes in the redemption value over the period from the date of issuance to the earliest redemption date (i.e. April 2024) of the instrument using the effective interest method. Changes in the redemption value are considered to be changes in accounting estimates. Redemption value was determined using a combination of the market approach and income approach. Under the market approach, the Company estimated fair value based on market multiples of EBITDA of comparable companies. Under the income approach, the Company measured fair value based on a projected cash flow method using a discount rate determined by its management which is commensurate with the risk inherent in its current business model.

Changes in the carrying value of the Redeemable Noncontrolling Interest were as follows for the three months ended September 30, 2020 and 2019

Amount
Redeemable Noncontrolling Interest as of June 30, 2020	$43,900
Net income (loss) attributable to redeemable noncontrolling interest	(442)
Accretion to redeemable noncontrolling interest to redemption value	442
Redeemable Noncontrolling Interest as of September 30, 2020	$43,900

Amount
Redeemable Noncontrolling Interest as of June 30, 2019	$5,010
Changes to attribution of net assets to noncontrolling interest	-
Net income attributable to redeemable noncontrolling interest	232
Accretion to redeemable noncontrolling interest to redemption value	728
Redeemable Noncontrolling Interest as of September 30, 2019	$5,970

Changes in the carrying value of the Redeemable Noncontrolling Interest were as follows for the nine months ended September 30, 2020 and 2019

Amount
Redeemable Noncontrolling Interest as of December 31, 2019	$6,930
Net income attributable to redeemable noncontrolling interest	251
Accretion to redeemable noncontrolling interest to redemption value	36,719
Redeemable Noncontrolling Interest as of September 30, 2020	$43,900

Amount
Contribution from UMB on April 15, 2019	$6,000
Changes to attribution of net assets to noncontrolling interest	(1,053)
Net income attributable to redeemable noncontrolling interest	295
Accretion to redeemable noncontrolling interest to redemption value	728
Redeemable Noncontrolling Interest as of September 30, 2019	$5,970

MYJOJO, INC. AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(in thousands, except per share and share information)

4.	REVENUE RECOGNITION

Nature of Revenues

Substantially all of the Company’s revenue from contracts with customers consist of the sale of plant-based meals and snacks including, but not limited to, acai and smoothie bowls, zucchini spirals, riced cauliflower, vegetable bowls and cauliflower crust pizza in the United States and is recognized at a point in time in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods. Each unit of food product sold to the customer is the performance obligation. Revenue from the sale of frozen food products is recognized upon the transfer of control to the customer, which is upon shipment to the customer.

The Company disaggregates revenue based on the type of products sold to their customers - private label, tattooed chef and other. The other revenue stream constitutes sale of similar food products directly to customers through a third-party vendor and the Company acts as a principal in these transactions. All sales are recorded within revenue on the accompanying consolidated statements of operations and comprehensive income. The Company does not have material contract assets and contract liabilities as of September 30, 2020 and December 31, 2019.

	Three months ended		Three months ended
	September 30, 2020		September 30, 2019
Revenue Streams	Revenue	% Total	Revenue	% Total
Private Label	$18,106	44%	$18,239	73%
Tattooed Chef	22,627	55%	5,833	24%
Other revenues	229	1%	714	3%
Total	$40,962		$24,786

	Nine months ended		Nine months ended
	September 30, 2020		September 30, 2019
Revenue Streams	Revenue	% Total	Revenue	% Total
Private Label	$47,487	44%	$46,093	80%
Tattooed Chef	60,644	55%	9,495	16%
Other revenues	765	1%	2,529	4%
Total	$108,896		$58,117

Significant Judgments

Generally, the Company’s contracts with customers comprise a written quote and customer purchase order or statement of work and are governed by the Company’s trade terms and conditions. In certain instances, it may be further supplemented by separate pricing agreements. All products are sold on a standalone basis; therefore, when more than one product is included in a purchase order, the Company has observable evidence of stand-alone selling price. Contracts do not contain a significant financing component as payment terms on invoiced amounts are typically between 7 to 45 days, based on the Company’s credit assessment of individual customers, as well as industry expectations. Product returns are not significant. The contracts with customers do not include any additional performance obligations related to warranties and material rights.

MYJOJO, INC. AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(in thousands, except per share and share information)

From time to time, the Company may offer incentives to its customers considered to be variable consideration including discounts and demonstration costs. Customer incentives considered to be variable consideration are recorded as a reduction to revenue as part of the transaction price based on the agreement at the time of the transaction. Customer incentives are allocated entirely to the single performance obligation of transferring product to the customer.

Major Customers — Customers accounting for 10% or more of consolidated revenue were:

	Three months ended	Three months ended
Customer	September 30, 2020	September 30, 2019
Customer A	36%	13%
Customer C	30%	23%
Customer B	21%	40%
Customer E	*	11%
Customer D	*	* %

*	Customer accounted for less than 10% of revenue in the period.

	Nine months ended	Nine months ended
Customer	September 30, 2020	September 30, 2019
Customer C	36%	25%
Customer A	34%	*
Customer B	17%	36%
Customer E	*	13%
Customer D	*	12%

*	Customer accounted for less than 10% of revenue in the period.

5.	ACCOUNTS RECEIVABLE AND ALLOWANCE FOR DOUBTFUL RECEIVABLES

Accounts receivable are reduced by an allowance for an estimate of amounts that are uncollectible. All of the Company’s receivables are due from customers in the United States. The Company extends credit to its customers based upon its evaluation of the following factors: (i) the customer’s financial condition, (ii) the amount of credit the customer requests, and (iii) the customer’s actual payment history (which includes disputed invoice resolution). The Company does not require its customers to post a deposit or supply collateral. The Company’s allowance for doubtful receivables is based on an analysis that estimates the amount of its total customer receivable balance that is not collectible. This analysis includes assessing a default probability to customers’ receivable balances, which is influenced by several factors, including (i) current market conditions, (ii) periodic review of customer credit worthiness, and (iii) review of customer receivable aging and payment trends.

MYJOJO, INC. AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(in thousands, except per share and share information)

The Company evaluates the creditworthiness of their customers regularly and based on its analysis, the Company has determined an allowance for doubtful receivables is not necessary as of the periods ended September 30, 2020 and December 31, 2019. The Company writes off accounts receivable whenever they become uncollectible, and any payments subsequently received on such receivables are recorded as bad debt recoveries in the period the payment is received. Credit losses from continuing operations have consistently been within management’s expectations.

6.	INVENTORY

Inventory consists of the following as of:

	September 30, 2020	December 31, 2019

Raw materials	$7,596	$5,043
Work-in-process	3,283	2,870
Finished goods	13,982	8,776
Packaging	3,033	1,271

Total	$27,894	$17,960

7.	PREPAID EXPENSES AND OTHER CURRENT ASSETS

The following table provides additional information related to the Company’s prepaid expenses and other current assets as of:

	September 30, 2020	December 31, 2019
Tax credits	$2,453	$2,229
Prepaid expenses	1,338	587
Other current assets	594	197

Total	$4,385	$3,013

8.	Derivative instruments

The Company enters into foreign currency exchange forward contracts to reduce the short-term effects of foreign currency fluctuations on assets and liabilities such as foreign currency inventory purchases, receivables and payables. The Company’s primary objective in holding derivatives is to reduce the volatility of earnings and cash flows associated with changes in foreign currency exchange rates. The Company’s derivatives expose the Company to credit risk to the extent that the counterparties may be unable to meet the terms of the arrangement. The Company does, however, seek to mitigate such risks by limiting its counterparties to major financial institutions. Management does not expect material losses as a result of defaults by counterparties.

MYJOJO, INC. AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(in thousands, except per share and share information)

The fair values of the Company’s derivative instruments classified as Level 2 financial instruments and the line items within the accompanying consolidated balance sheets to which they were recorded are summarized as follows:

	Balance Sheet Line Item	As of September 30, 2020
Derivatives not designated as hedging instruments:
Foreign currency derivatives	Other current assets	$512
Total		$512

The effect on the accompanying consolidated statements of operations of derivative instruments not designated as hedges is summarized as follows:

	Line Item in Statement of Operations	Three months ended September 30, 2020
Derivatives not designated as hedging instruments:
Foreign currency derivatives	Other income	$825
Total		$825

	Line Item in Statement of Operations	Nine months ended September 30, 2020
Derivatives not designated as hedging instruments:
Foreign currency derivatives	Other income	$1,113
Total		$1,113

The Company has notional amounts of $ 26.96 million on outstanding derivatives as of September 30, 2020. There were no derivative instruments for the period ended September 30, 2019.

MYJOJO, INC. AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(in thousands, except per share and share information)

9.	PROPERTY, PLANT, AND EQUIPMENT

Property, plant and equipment consists of the following:

	September 30, 2020	December 31, 2019
Machinery and equipment	$10,842	$4,276
Building	2,574	2,574
Leasehold improvements	2,001	1,394
Construction in progress	442	1,366
Furniture and fixtures	101	100
Computer equipment	21	21
Total	15,981	9,731
Less: accumulated depreciation	(2,159)	(1,493)

Net	$13,822	$8,238

The Company recorded depreciation expense for the three and nine months ended September 30, 2020 of $0.22 million and $0.69 million, respectively and $0.18 million and $0.48 million for the three and nine months ended September 30, 2019, respectively.

10.	LEASES

The Company leases office and manufacturing facilities, equipment and vehicles under various operating arrangements. Certain of the leases are subject to escalation clauses and renewal periods. The Company and its subsidiaries recognize lease expense, including predetermined fixed escalations, on a straight-line basis over the initial term of the lease from the time that the Company controls the leased property.

The future minimum lease commitments as of September 30, 2020 under operating leases having an initial or remaining non-cancelable term of one year or more are as follows:

Three months ended December 31, 2020	$278
2021	812
2022	646
2023	496
2024	194
Thereafter	599

Total	$3,025

The Company’s rent expense for the three and nine months ended September 30, 2020 totaled $0.53 million and $1.48 million, respectively and $0.39 million and $1.14 million for the three and nine months ended September 30, 2019, respectively.

MYJOJO, INC. AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(in thousands, except per share and share information)

11.	ACCRUED EXPENSES

The following table provides additional information related to the Company’s accrued expenses as of:

	September 30, 2020	December 31, 2019
Accrued customer incentives	$1,917	$222
Accrued payroll	252	13
Accrued commission	145	240
Other accrued expenses	40	249

Total	$2,354	$724

12.	INDEBTEDNESS

Debt consisted of the following as of:

	September 30, 2020	December 31, 2019
Revolving credit facility	$19,745	$10,054
Notes payable	2,788	3,272
Notes payable to related parties (Note 14)	188	800
Total	22,721	14,126
Less current debt	(20,447)	(11,021)

Total long-term debt	$2,274	$3,105

Revolving credit facility

The Company is party to a revolving line of credit, which has been amended from time to time, pursuant to which a credit facility has been extended to the Company until May 25, 2021 (the “Credit Facility”). The Credit Facility provides the Company and its subsidiaries with up to $25 million in revolving credit. Under the Credit Facility, the Company may borrow up to (a) 90% of the net amount of eligible accounts receivable; plus, (b) the lower of: (i) Sum of: (1) 50% of the net amount of eligible inventory; plus (2) 45% of the net amount of eligible in-transit inventory; (ii) $10 million; or (iii) 50% of the aggregate amount of revolving loans outstanding, minus (c) the sum of all reserves. Under the Credit Facility: (i) the Company’s fixed charge coverage ratio may not be less than 1.10:1.00, and (ii) the Company may make dividends or distributions in shares of stock of the same class and also distributions for the payment of taxes. As of September 30, 2020, and December 31, 2019, the Company was in compliance with all terms and conditions of its Credit Facility.

The revolving line of credit bears interest at the sum of (i) the greater of (a) the daily Prime Rate, or (b) LIBOR plus 2%; and (ii) 1%.

The revolving line of credit has an arrangement associated with it wherein all collections from collateralized receivables are deposited into a collection account and applied to the outstanding balance of the line of credit on a daily basis. The funds in the collection account are earmarked for payment towards the outstanding line of credit and given the Company’s obligation to pay off the outstanding balance on a daily basis, the balance is classified as a current liability on the Company’s consolidated balance sheets as of September 30, 2020 and December 31, 2019.

MYJOJO, INC. AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(in thousands, except per share and share information)

Notes payable

The Credit Facility includes a capital expenditure loan (“Capex Loan”) in the amount of up to $0.5 million that functions to reimburse the Company for certain qualified expenses related to the Company’s purchase of capital equipment. All borrowings against this loan are payable on a straight-line basis over 5 years and accrue interest at the greater of (a) the daily Prime Rate or (b) the daily LIBOR Rate plus two percent (2%) plus an additional two percent (2%). The balance on the Capex Loan was $0.30 million and $0.38 million as of September 30, 2020 and December 31, 2019, respectively, of which $0.10 million and $0.10 million is classified as current as of September 30, 2020 and December 31, 2019, respectively.

In September 2018, the Company amended the Credit Facility to include a term loan in the amount of $1 million (the “Term Loan”). The Term Loan accrues interest at the sum of the (i) the greater of (a) the daily Prime Rate, or (b) LIBOR plus 2%; and (ii) 1.5% and has a maturity date of May 25, 2021. The Credit Facility is secured by substantially all of the Company’s assets.

In April 2019, Ittella Italy entered into a promissory note with a financial institution in the amount of 400,000 Euro. The note accrues interest at 2.5% and has a maturity date of April 15, 2021, when the full principal and interest are due.

On June 19, 2015, Ittella Properties, LLC, a Variable Interest Entity (“VIE”) (See Note 16), executed a promissory note with a financial institution in the amount of $1.30 million (the “CB Loan”). The CB Loan accrues interest at an initial rate of 4.99% and is variable on an annual basis in accordance with the United States Treasury Note Index Rate plus 2.66% and subject to a minimum rate of 4.65%. The CB Loan had a maturity date of July 1, 2040 and was collateralized by the Alondra Building (Note 16) and was guaranteed by Ittella International. The loan was paid off in full through a refinancing on January 6, 2020. The outstanding balance on the CB Loan was $0.00 million and $1.16 million as of September 30, 2020 and December 31, 2019, respectively.

On August 12, 2015, Ittella Properties, LLC, the VIE, executed a note payable with a financial institution in the amount of $1.06 million (the “CDC Loan”). The CDC Loan accrued interest at 2.88% and had a maturity date of August 1, 2035. The CDC Loan was secured by the Alondra Building (Note 16) and was guaranteed by Ittella International. The loan was paid off in full through a refinancing on January 6, 2020. The outstanding balance on the CDC Loan was $0.00 million and $0.88 million as of September 30, 2020 and December 31, 2019, respectively.

On January 6, 2020, Ittella Properties, LLC, the VIE, refinanced all of their existing debt with a financial institution in the amount of $2.10 million (the “Note”). The Note accrues interest at 3.60% and has a maturity date of January 31, 2035. Financial covenants of the Note include a minimum fixed charge coverage ratio of 1.20 to 1.00. As of September 30, 2020, and 2019, the Company was in compliance with all terms and conditions of the Note. The outstanding balance on the Note was $2.04 million and $0.00 million as of September 30, 2020 and December 31, 2019, respectively.

Future minimum principal payments due on the notes payable, including notes payable to related parties, for periods subsequent to September 30, 2020 are as follows:

Three months ended December 31, 2020	$20,068
2021	571
2022	213
2023	202
2024	123
Thereafter	1,544

Total	$22,721

MYJOJO, INC. AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(in thousands, except per share and share information)

13.	STOCKHOLDERS’ EQUITY

Common Stock

The Company is authorized to issue up to 100,000 shares of common stock. Each outstanding share of common stock entitles the holder to one vote per share on all matters submitted to a stockholder vote. All shares of common stock are non-assessable and non-cumulative, with no pre-emptive rights.

On April 10, 2019, the Company issued 1,000 shares of common stock to the sole stockholder of Ittella International Inc. in exchange for its contribution of Ittella International Inc. shares as part of the reorganization (Note 1).

On May 21, 2020, Myjojo, Inc. (Delaware) was formed. Myjojo, Inc. (Delaware) is authorized to issue 20,000 shares of common stock of $.001 par value. The sole stockholder of Myjojo, Inc. (Delaware) received 230 shares issued upon formation. On May 27, 2020, Myjojo, Inc. (California) was merged into Myjojo, Inc. (Delaware), and Myjojo, Inc. (Delaware) issued 8,000 shares of common stock to the sole stockholder of Myjojo, Inc. (California).

As of September 30, 2020, and 2019, the Company has not granted any stock options or other equity-based awards and has not recorded any stock-based compensation.

The Company declared distributions of $4.28 million and $6.23 million during the three and nine month periods ended September 30, 2020, respectively, and $0.70 million and $1.19 million during the three and nine month periods ended September 30, 2019, respectively. In addition, the Company paid distributions of $3.73 million and $5.61 million during the three and nine month periods ended September 30, 2020, respectively. There were no distributions paid during the period ended September 30, 2019. Distributions declared but not yet paid were $2.49 million and $1.87 million as of September 30, 2020 and December 31, 2019, respectively, and are included in distribution payable the consolidated balance sheets.

Noncontrolling Interest

Noncontrolling interest in Ittella Italy is included as a component of stockholders’ equity on the accompanying consolidated balance sheets. Noncontrolling interest in Ittella International contains a redemption feature and is included as mezzanine equity on the accompanying consolidated balance sheets (Note 3). The share of income attributable to noncontrolling interest is included as a component of net income in the accompanying consolidation statements of operations and comprehensive loss.

The following schedule discloses the components of the Company’s changes in net income (loss) attributable to noncontrolling interest for the periods ended September 30:

	Three months ended	Three months ended
	September 30, 2020	September 30, 2019

Net income attributable to noncontrolling interest in Ittella Italy	$282	$120
Net (loss) income attributable to noncontrolling interest in Ittella International	(442)	232
Increase (decrease) in noncontrolling interest due to foreign currency translation	57	(4)

Change in net (loss) income attributable to noncontrolling interest	$(103)	$348

MYJOJO, INC. AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(in thousands, except per share and share information)

	Nine months ended	Nine months ended
	September 30, 2020	September 30, 2019

Net income attributable to noncontrolling interest in Ittella Italy	$950	$237
Net income attributable to noncontrolling interest in Ittella International	251	295
Increase in noncontrolling interest due to foreign currency translation	91	1

Change in net income attributable to noncontrolling interest	$1,292	$533

Appropriated Retained Earnings.

In accordance with Italian Company law, the Company’s subsidiary Ittella Italy maintains an apportioned retained earnings account for 5% of the total profit for the prior year until the apportioned retained earnings balance reaches 20% of share capital.

The appropriated retained earnings amount included in retained earnings was $0.07 million and $0.00 million as of September 30, 2020 and December 31, 2019, respectively.

14.	RELATED PARTY TRANSACTIONS

The Company leases office property in San Pedro, California from Deluna Properties, Inc., a company owned by the sole stockholder. Rent expense is $0.02 million and $0.05 for the three and nine month periods ended September 30, 2020, respectively, and $.02 million and $0.05 million for the three and nine month periods ended September 30, 2019.

In January 2009, the Company entered into a promissory note with the sole stockholder as the lender in the amount of $50,000, which matures on December 31, 2020. The note bears interest at 4.75% over the Prime Rate. The promissory note was paid off in full on January 6, 2020 and had a balance of $0.05 million as of December 31, 2019 and is recorded as notes payable to related parties in the accompanying consolidated balance sheets.

The Company entered into a credit agreement with the sole stockholder for a $1.2 million revolving line of credit in January 2007. Monthly interest payments are accrued at 4.75% above the Prime Rate on any outstanding balance. In addition, the Company agreed to pay the sole stockholder 0.67% per month of the full amount of the revolving credit line, regardless of whether the Company has borrowed against the line of credit. This agreement originally expired on December 31, 2011 but was extended to December 31, 2024. The outstanding balance of the line of credit is $0.00 million and $0.40 million as of September 30, 2020 and December 31, 2019, respectively, and is recorded as notes payable to related parties in the accompanying consolidated balance sheets.

In June 2010, the Company entered into a promissory note with the sole stockholder as the lender in the amount of $150,000, which bears interest at 8.00% per annum. The promissory note was paid off in full on June 2, 2020 and had a balance of $0.15 million as of December 31, 2019 and is recorded as notes payable to related parties in the accompanying consolidated balance sheets.

MYJOJO, INC. AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(in thousands, except per share and share information)

In May 2018, Ittella Italy entered into a promissory note with its minority stockholder in the amount of 48,000 Euro. The note bears interest at 8.00% per annum and has a maturity date of January 31, 2021. The balance of the note is $0.19 million and $0.99 million as of September 30, 2020 and December 31, 2019, respectively.

The Company is party to a revolving line of credit with UMB in the amount of $25 million (Note 12).

15.	COMMITMENTS AND CONTINGENCIES

In the ordinary course of business, the Company also enters into real property leases, which require the Company as lessee to indemnify the lessor from liabilities arising out of the Company’s occupancy of the properties. The Company’s indemnification obligations are generally covered under the Company’s general insurance policies.

From time to time, the Company is involved in various litigation matters arising in the ordinary course of business. The Company does not believe the disposition of any current matter will have a material adverse effect on its consolidated financial position or results of operations.

An indirect subsidiary of the Company, Ittella Italy, is involved in certain litigation related to the death of an independent contractor who fell off of the roof of Ittella Italy’s premises while performing pest control services. The case was brought by five relatives of the deceased worker. The five plaintiffs are seeking collectively 1,869,000 Euros from the defendants. In addition to Ittella Italy, the pest control company for which the deceased was working at the time of the accident is co-defendant. Furthermore, under Italian law, the president of an Italian company is automatically criminally charged if a workplace death occurs on site. Ittella Italy has engaged local counsel, and while local counsel does not believe it is probable that Ittella Italy or its president will be found culpable, Ittella Italy cannot predict the ultimate outcome of the litigation. Procedurally, the case remains in a very early stage of the litigation. Ultimately, a trial will be required to determine if the defendants are liable, and if they are liable, a second separate proceeding will be required to establish the amount of damages owed by each of the co-defendants. Both co-defendants have insurance policies that may be at issue in the case. Ittella Italy believes any required payment could be covered by its insurance policy; however, it is not possible to determine the amount at which the insurance company will reimburse Ittella Italy or whether any reimbursement will be received at all. Based on information received from its Italian lawyers, Ittella Italy believes that the litigation may continue for a number of years before it is finally resolved.

Therefore, based on the assessment by management together with the independent assessment from its local legal counsel, the Company believes that a loss is currently not probable under ASC 450, “Contingencies”, and no accrual has been made as of September 30, 2020 or December 31, 2019.

16.	CONSOLIDATED VARIABLE INTEREST ENTITY

Ittella Properties LLC (“Properties”), the Company’s consolidated VIE, owns the Alondra Building, which is leased by Ittella International for 10 years from August 1, 2015 through August 1, 2025. Properties is wholly owned by the sole shareholder of the Company. The construction and acquisition of the Alondra building by Properties were funded by a loan agreement with unconditional guarantees by Ittella International and terms that 100% of the Alondra building must be leased to Ittella International throughout the term of the loan agreement.

The Company concluded that it has a variable interest in Properties on the basis that Ittella International guarantees the loan for Properties and substantially all of Properties’ transactions occur with the Ittella International. Thus, Properties’ equity at risk is considered to be insufficient to finance its activities without additional support from Ittella International, and, therefore, Properties is considered a VIE.

MYJOJO, INC. AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(in thousands, except per share and share information)

The results of operations and cash flows of Properties are included in the Company’s consolidated financial statements. For the nine-month periods ended September 30, 2020 and 2019, 100% of the revenue of Properties is intercompany and thus was eliminated in consolidation. Properties contributed $0.05 million and $0.20 million in expenses before provision for income taxes for the three and nine month periods ended September 30, 2020, respectively, and $0.06 million and $0.18 million for the three and nine month periods ended September 30, 2019, respectively.

17.	SUBSEQUENT EVENTS

Business Combination

In June 2020, the Company entered into the Merger Agreement with Forum described in Note 1. The Business Combination contemplated by the Merger Agreement was consummated on October 15, 2020 (the “Closing”). Immediately upon the completion of the Transactions, the Company became a direct wholly owned subsidiary of Forum. In connection with the Closing of the Transactions, Forum changed its name from Forum Merger II Corporation to Tattooed Chef, Inc. (“Tattooed Chef”).

In connection with the Business Combination, the following transactions have been consummated prior to, and as a condition to, the Closing: (i) UMB Capital Corporation (“UMB”) contributed all of the equity interests in Ittella International to the Company in exchange for the Company’s issuing to UMB its 1,176 shares of common stock; (ii) Pizzo Food Srls, a company organized under the laws of Italy (“Pizzo”) has contributed all of the equity interests in Ittella Italy in exchange for the Company issuing to Pizzo one share of Class B special stock, par value $0.001; (iii) Salvatore Galletti has transferred some of his shares of common stock of the Company to Project Lily, which is controlled by Salvatore Galletti; and (iv) the Company issued one share of Class A special stock, par value $0.001 per share, to Stephanie Dieckmann (these transactions collectively, the “Restructuring”). The Restructuring was consummated prior to the Business Combination. The shares of Class A and Class B special stock of the Company were converted into shares of Forum’s common stock upon consummation of the Business Combination.

Upon the Closing all Class A common shares of Forum were reclassified to common stock of Tattooed Chef.